UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 1, 2022, ACCO Brands Corporation (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission relating to its 2022 Annual Meeting of Stockholders to be held on Tuesday, May 17, 2022. The Company is providing this supplement to the proxy statement solely to clarify in the proxy statement the voting approval standard for Proxy Items 3 and 4 as it relates to broker non-votes. Except as described below, this supplement to the proxy statement does not modify, amend, supplement, or otherwise affect the proxy statement. This supplement should be read in conjunction with the proxy statement. From and after the date of this supplement, any references to the “proxy statement” are to the proxy statement as supplemented hereby.

Revised Text of the Proxy Statement

The disclosure under the question “How many votes are needed to approve the other matters to be voted upon at the Annual Meeting and how will votes be counted?” on page 10 of the proxy statement is replaced in its entirety with the following (revised text is underlined):

The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the meeting is necessary for the approval of Proxy Items 2, 3 and 4. This means that of the number of shares represented at the meeting and entitled to vote, a majority of them must be voted for the proposal for it to be approved. Proxies marked as abstentions on Proxy Items 2, 3 and 4 will have the same effect as a vote against the proposal. In addition, although your bank, broker or other nominee will be able to vote on Proxy Item 2 as a discretionary item even if it does not receive voting instructions from you, Proxy Items 3 and 4 are non-discretionary items for which your bank, broker or other nominee cannot vote your shares unless it receives your voting instructions. Any broker non-votes on Proxy Items 3 and 4 will have the same effect as a vote against the proposal.

With respect to any other matter to be voted upon, you may vote for, against or abstain, with abstentions and, in the case of Proxy Items 3 and 4, broker non-votes having the same effect as votes against the proposal.

Please note that if you hold your shares in “street name,” your bank, broker or other nominee will not be permitted to vote your shares on the advisory vote on the compensation of our named executive officers (Proxy Item 3) and on the approval of the 2022 ACCO Brands Corporation Incentive Plan (Proxy Item 4) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

Dated: April 12, 2022